Exhibit 23.4

Consent of Charles R. Wilson & Associates, Inc.

We hereby consent to the references to our firm under “The Merger — Real Estate Portfolio Appraisal by TNG” in the Information Statement and Prospectus which is a part of this Registration Statement and to the other references to our firm therein.

/s/ CHARLES R. WILSON & ASSOCIATES, INC.

February 12, 2003

Pasadena, California